Exhibit 99.1

XOMA Reports First Quarter 2023 Financial Results and Provides Update on the Acceleration of its Differentiated Royalty Monetization Strategy

First quarter with incoming cashflows from two commercial assets

Completed first royalty asset acquisition under new leadership

EMERYVILLE, Calif. – May 9, 2023 (GLOBE NEWSWIRE) – XOMA Corporation (NASDAQ: XOMA), the biotech royalty aggregator, reported its first quarter 2023 financial results and highlighted recent operational achievements as the Company accelerates XOMA’s differentiated biotech royalty and milestone acquisition strategy.

“We are increasing our efforts to be a provider of capital to emerging biotech companies, often enabling these companies to unlock value in the face of a challenging market backdrop for innovative, early stage companies,” stated Owen Hughes, Executive Chairman of XOMA. “In the first quarter, the team acted rapidly and decisively to add a second cashflow-generating, long-duration asset to XOMA’s milestone and royalty portfolio. We will continue to reinvest our incoming cashflows and milestone payments to accelerate our royalty monetization strategy.”

“The first five months of 2023 have demonstrated both the royalty potential within and the opportunities to grow our royalty and milestone aggregator business model. In February, we received a payment related to the commercial sales of Vabysmo® (faricimab) during the second half of 2022. In March, we acquired the IXINITY® [coagulation factor IX (recombinant)] commercial payment stream held by Aptevo and will begin recording those commercial payments in the second quarter of 2023,” said Brad Sitko, Chief Investment Officer of XOMA. “The team and I are actively identifying additional royalty and milestone acquisition agreements that can deliver significant value to XOMA and our shareholders.”

First Quarter 2023 Financial Results

XOMA recorded total revenues of $0.4 million for the first quarter of 2023, compared with $3.1 million in the first quarter of 2022. In the first quarter of 2022, XOMA recognized $2.0 million in revenue related to a milestone event under the Company’s license agreement with Rezolute and a $0.8 million milestone earned pursuant to its Takeda Collaboration Agreement. XOMA did not recognize milestone revenue during the three months ended March 31, 2023.

Research and development (“R&D”) expenses were $54,000 and $56,000, respectively, for the first quarters of 2023 and 2022.

General and administrative (“G&A”) expenses were $6.2 million for the first quarter of 2023, compared to $5.1 million for the first quarter of 2022. The increase of $1.1 million for the three months ended March 31, 2023, as compared to the corresponding period of 2022, was primarily due to a $0.6 million increase in stock-based compensation expense and a $0.3 million increase in consulting and legal costs.

In the first quarter of 2023, the Company reported arbitration settlement costs of $4.1 million, consisting of the costs incurred related to the arbitration proceeding settlement with one of its licensees.

In the first quarter of 2023, G&A expenses included $1.6 million in non-cash stock-based compensation expense, compared with $1.0 million in the first quarter of 2022. XOMA’s net cash used in operating activities during the first quarter of 2023 was $4.9 million, as compared with $1.0 million during the first quarter of 2022.

The Company reported total other income, net, of $0.4 million in the first quarter of 2023, as compared to total other expense, net, of $0.2 million in the corresponding period of 2022. The $0.6 million variation between the corresponding quarters reflects a $0.4 million increase in investment income and a $0.2 million change in fair value of equity securities XOMA holds in Rezolute, Inc.

Net loss for the first quarter of 2023 was $9.8 million, compared to a net loss of $2.3 million for the first quarter of 2022.

On March 31, 2023, XOMA had cash and cash equivalents of $44.3 million and no debt on its balance sheet. On December 31, 2022, XOMA had cash and cash equivalents of $57.8 million. On January 17, 2023, the Company paid cash dividends on the 8.625% Series A Cumulative Perpetual Preferred Stock (Nasdaq: XOMAP) equal to $0.53906 per share and cash dividends on the 8.375% Series B Cumulative Perpetual Preferred Stock (Nasdaq: XOMAO) equal to $0.52344 per depositary share. In February 2023, XOMA received a cash payment from Roche, representing the second commercial payment from XOMA’s 0.5% commercial interest in the sales of Vabysmo®. This payment is reflected in the Company’s condensed consolidated balance sheet as of March 31, 2023, as a reduction of short-term royalty and commercial payment receivables.

About XOMA Corporation

XOMA is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA acquires the potential future economics associated with pre-commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio with more than 70 assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential commercial and milestone payments to XOMA, the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, XOMA’s business forecast, the potential expansion and accelerated growth of XOMA’s portfolio, and the potential for this portfolio to generate sustained cashflows and positive returns over time. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them; and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio, except Vabysmo® (faricimab) and IXINITY® [coagulation factor IX (recombinant)], are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues:
Revenue from contracts with customers	$—	$2,750
Revenue recognized under units-of-revenue method	437	357

Total revenues	437	3,107

Operating expenses:
Research and development	54	56
General and administrative	6,196	5,116
Arbitration settlement costs	4,132	—
Amortization of intangible assets	225	—

Total operating expenses	10,607	5,172

Loss from operations	(10,170)	(2,065)
Other income (expense), net:
Other income (expense), net	357	(215)

Net loss and comprehensive loss	$(9,813)	$(2,280)
Less: accumulated dividends on Series A and Series B preferred stock	(1,368)	(1,368)

Net loss and comprehensive loss attributable to common stockholders, basic and diluted	$(11,181)	$(3,648)

Basic and diluted net loss per share attributable to common stockholders	$(0.98)	$(0.32)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	11,460	11,330

XOMA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$44,300	$57,826
Short-term equity securities	311	335
Trade and other receivables, net	6	1
Short-term royalty and commercial payment receivables	—	2,366
Prepaid expenses and other current assets	456	725

Total current assets	45,073	61,253
Property and equipment, net	6	7
Operating lease right-of-use assets	67	29
Long-term royalty and commercial payment receivables	73,333	63,683
Intangible assets, net	14,925	15,150
Other assets - long term	260	260

Total assets	$133,664	$140,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$437	$524
Accrued and other liabilities	6,127	2,918
Contingent consideration under RPAs and CPPAs	125	75
Operating lease liabilities	69	34
Unearned revenue recognized under units-of-revenue method	1,968	1,899
Preferred stock dividend accrual	1,368	1,368

Total current liabilities	10,094	6,818
Unearned revenue recognized under units-of-revenue method – long-term	9,044	9,550

Total liabilities	19,138	16,368

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 shares issued and outstanding at March 31, 2023, and December 31, 2022	49	49
8.375% Series B cumulative, perpetual preferred stock, 1,600 shares issued and outstanding at March 31, 2023, and December 31, 2022	—	—
Convertible preferred stock, 5,003 issued and outstanding at March 31, 2023, and December 31, 2022	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,460,968 and 11,454,025 shares issued and outstanding at March 31, 2023, and December 31, 2022, respectively	86	86
Additional paid-in capital	1,306,596	1,306,271
Accumulated deficit	(1,192,205)	(1,182,392)

Total stockholders’ equity	114,526	124,014

Total liabilities and stockholders’ equity	$133,664	$140,382

XOMA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(9,813)	$(2,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,570	978
Common stock contribution to 401(k)	123	85
Amortization of intangible assets	225	—
Depreciation	1	2
Non-cash lease expense	47	42
Change in fair value of equity securities	24	227
Changes in assets and liabilities:
Trade and other receivables, net	(5)	184
Prepaid expenses and other assets	269	204
Accounts payable and accrued liabilities	3,122	45
Income taxes payable	—	(91)
Operating lease liabilities	(50)	(48)
Unearned revenue recognized under units-of-revenue method	(437)	(357)

Net cash used in operating activities	(4,924)	(1,009)

Cash flows from investing activities:
Payments of consideration under RPAs and CPPAs	(9,600)	(5,000)
Receipts under RPAs and CPPAs	2,366	—

Net cash used in investing activities	(7,234)	(5,000)

Cash flows from financing activities:
Payment of preferred stock dividends	(1,368)	(1,368)
Proceeds from exercise of options and other share-based compensation	—	1,606
Taxes paid related to net share settlement of equity awards	—	(973)

Net cash used in financing activities	(1,368)	(735)

Net decrease in cash, cash equivalents and restricted cash	(13,526)	(6,744)
Cash, cash equivalents and restricted cash at the beginning of the period	57,826	95,377

Cash, cash equivalents and restricted cash at the end of the period	$44,300	$88,633

Supplemental Cash Flow Information:
Cash paid for taxes	$—	$95
Right-of-use assets obtained in exchange for operating lease liabilities	$85	$—
Non-cash investing and financing activities:
Preferred stock dividend accrual	$1,368	$1,368
Estimated fair value of contingent consideration under the Aptevo CPPA	$50	$—

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XOMA Investor Contact	XOMA Media Contact
Juliane Snowden	Kathy Vincent
XOMA Corporation	KV Consulting & Management
+1 646-438-9754	+1 310-403-8951
juliane.snowden@xoma.com	kathy@kathyvincent.com